EXHIBIT 99.1

Profound Medical Reports Second Quarter 2026 Financial Results

– Operating expenses decline 16%, helping drive a 39% improvement in net loss –

– Approximately $3.1 million of TULSA revenue recognition shifts into early Q3 due to shipment timing –

– Strong clinical, commercial and reimbursement momentum continues –

– Company reiterates full-year 2026 revenue guidance –

– Announces first employer owned health plans to list the TULSA Procedure™ as a covered service –

TORONTO, Aug. 06, 2026 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets innovative interventional MRI (“iMRI”) procedures, today announced financial results for the second quarter ended June 30, 2026. Unless specified otherwise, all amounts in this press release are expressed in U.S. dollars and are presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

“Commercial momentum continued to accelerate during the second quarter," said Arun Menawat, Profound's CEO and Chairman. “We received over $7.0 million in new purchase orders, a new quarterly record. Approximately $2.5 million of those orders were recognized as revenue during the quarter, while approximately $3.1 million was shipped in July and will be recognized in the third quarter. The shipment timing reflected a temporary logistics issue—not customer demand—and, absent the timing difference, second quarter revenue would have increased approximately 153% year-over-year. The logistics issue has since been resolved.

Beyond top-line growth, our business model continued to demonstrate meaningful operating leverage. Gross margin remained above our long-term target of 70%, operating expenses declined 16%, and net loss improved by 39% year-over-year.

Momentum has continued into the third quarter, including another monthly record for new order activity in July and exceptional physician engagement at SRS2026 that generated more than 160 qualified commercial opportunities over just four days. Based on continued payer coverage expansion, growing clinical validation, and a strengthening sales pipeline, we believe we are now in the strongest commercial position in the Company's history. Based on this momentum and our improved visibility into the second half of the year, we are reiterating the $25.0 million bar we previously set for 2026 total revenue."

Business Highlights

Clinical Momentum

  The post-market CAPTAIN Level 1 randomized clinical data continued to demonstrate statistically significant advantages of the TULSA Procedure™ over robotic radical prostatectomy, with new penile length preservation data presented in July 2026.
  Physician awareness of, and engagement with, the TULSA Procedure continued to expand through presentations at the 2026 meetings of the Society of Interventional Radiology (SIR), the American Urological Association (AUA), and the Society of Robotic Surgery (SRS).

Reimbursement Expansion

  Payer coverage expanded by approximately 18.3 million covered lives during the second quarter, substantially broadening patient access to the TULSA Procedure. Most of the newly covered lives came through state Medicaid and managed Medicaid (Ambetter) programs.
  Today, Profound is pleased to announce that the Johns Hopkins Employee Health Plan and the Prime Healthcare Employee Health Plan, covering more than 50,000 and 55,000 employees, medical staff and family members, respectively, have become the first employer owned health plans to list the TULSA Procedure as a covered service.

Commercial Execution & Adoption

  Profound’s TULSA-PRO® installed base increased to 84 at the end of Q2-2026.
  Profound estimates that the current aggregate total dollar value of its qualified sales pipeline (defined as within one of the “Verify, Negotiate and Contracting” stages) for TULSA-PRO and Sonalleve® is approximately $70.0 million.*

Continuing Innovation

  Profound also launched an initiative to explore the potential of integrating PSMA PET molecular imaging technologies with the TULSA Procedure to support intention-to-treat decisions and patient monitoring.

* There can be no assurance given with respect to the extent and/or timing of the Company’s qualified sales pipeline resulting in recognized revenue.

Q2-2026 Clinical Utilization Trends

Physicians continued to utilize the TULSA Procedure’s customizable prostate tissue ablation capabilities in the second quarter of 2026:

Prostate Condition

Ablation of malignant prostate tissue	Ablation of malignant and benign enlarged prostate tissue	Ablation of recurrent malignant prostate tissue	Ablation of benign enlarged prostate tissue
71% (12% GG1, 58% GG2, 21% GG3, 9% GG4&5)	14%	11%	4%

Regional Ablation

Whole-gland	Sub-total but more than half the gland	Hemi-ablation	Focal therapy
43%	24%	21%	12%

Prostate Size

< 20 cc	20-40 cc	40-60 cc	60-100 cc	> 100 cc
8%	39%	31%	17%	5%

TULSA INDEX20

Introduced by the Company in the first quarter of 2026, the following supplemental ‘same-store’ TULSA Procedure volume analysis is designed to track a fixed cohort (i.e. without any changes or substitutions) of 20 active commercial TULSA-PRO sites over time. The TULSA INDEX20 includes a representative variety of providers, including teaching hospitals and private-pay practices, all of which have been performing TULSA Procedures for at least 12 months. Geographically, 80% of the index sites are in the U.S. and 20% are international.

TULSA INDEX20	Q2-2025	Q3-2025	Q4-2025	Q1-2026	Q2-2026
# TULSA Sites	20	20	20	20	20
Average Procedures/Quarter	8.2	8.6	10.3	11.3	10.0
Average Procedures Annualized	32.8	34.4	41.2	45.2	40.0
Quarter-Over-Quarter Sequential Growth	15%	5%	20%	10%	(12%)
H1-2026 Over H1-2025 Growth				39%
Quarterly Year-Over-Year Growth					22%

Summary Second Quarter 2026 Results

For the quarter ended June 30, 2026, Profound recorded total revenue of approximately $2.5 million, up 12% year-over-year, including $1.6 million of recurring non-capital revenue from single-use devices and services associated with extended warranties, and $871,000 from capital equipment sales.

Approximately $3.1 million of TULSA product shipments originally anticipated in the final week of June were completed in July. The timing affected only the period of revenue recognition and did not reflect any change in customer demand or order activity. Excluding this shipment timing, second quarter revenue would have been approximately $5.6 million, representing 153% year-over-year growth.

Gross margin expanded to 78% in Q2-2026 from 73% in the prior-year period, reflecting a favorable product mix, including multiple capital system sales that were previously under operating leases to customers.

Operating expenses declined 16% year over year to approximately $13.0 million, primarily reflecting lower personnel, commercial, travel, insurance and CAPTAIN clinical trial costs following completion of enrollment. These reductions were partially offset by higher R&D investments focused on product cost reduction, quality improvements and manufacturing efficiencies.

Second quarter 2026 net loss was approximately $9.5 million, or $0.26 per common share, a 39% improvement from a net loss of approximately $15.7 million, or $0.52 per common share, in the three months ended June 30, 2025.

Liquidity and Outstanding Share Capital

As at June 30, 2026, Profound had cash of approximately $38.3 million.

As at August 6, 2026, Profound had 36,532,594 common shares issued and outstanding.

For complete financial results, please see Profound’s filings, which will be made available under Profound’s profile at www.sedarplus.com, www.sec.gov and on Profound’s website under “SEC & SEDAR+ Filings.”

Full Year 2026 Financial Outlook

Based on record order activity, continued expansion of its commercial pipeline and improved visibility into second-half shipments, Profound continues to project total revenue for full-year 2026 to be approximately $25.0 million, which represents 56% growth compared to its prior year revenue. The Company also continues to expect full year 2026 gross margin to be 70% or higher.

Conference Call Details

Profound is pleased to invite all interested parties to participate in a conference call today at 4:30 pm ET during which time the results will be discussed.

To participate in the conference call by telephone, please pre-register via this link to receive the dial-in number and your unique PIN.

The call will also be broadcast live and archived on Profound's website in the Investors section here.

About Profound Medical Corp.

Profound is a commercial-stage medical device company and an innovator in interventional MRI (iMRI) procedures.  The company’s flagship platform, TULSA-PRO®, enables MRI-guided, incision-free prostate ablation. Physicians use the TULSA Procedure™ to see, ablate, and confirm therapy in real time, supporting personalized treatment strategies across the continuum of prostate care—from whole-gland to subtotal, hemi, multifocal, and focal treatment. This approach enables individualized care using prostate tissue ablation, while minimizing the potential of the side effects that are typically associated with surgery or radiation, such as urinary incontinence and/or erectile dysfunction.

Profound also commercializes Sonalleve®, an MRI-guided therapy that provides a non-surgical treatment option for pain palliation of bone metastases, desmoid tumors, and osteoid osteoma, as well as for common gynecologic conditions including uterine fibroids and adenomyosis. Sonalleve delivers targeted therapy with no incisions, no blood loss during the procedure, no overnight hospital stay, and faster recovery — and, in gynecologic applications, enables uterine-sparing treatment that may help preserve fertility. Profound is also exploring additional clinical applications for Sonalleve, including non-invasive ablation of abdominal cancers and hyperthermia-based cancer therapies.

Profound Medical’s technologies are approved across major global markets. TULSA-PRO is cleared by the FDA in the United States for transurethral ultrasound ablation (TULSA) of prostate tissue. In addition, TULSA-PRO is cleared for use in various jurisdictions including Europe, Canada, Saudi Arabia, India, Australia/New Zealand, and the UAE. Sonalleve is approved by the FDA as HDE in the United States for the treatment of osteoid osteomas in the extremities. Sonalleve is also cleared or approved in the Europe, Canada, China, and Saudi Arabia.

Through real-time MRI guidance and data-driven innovation, Profound is advancing the future of MRI-guided therapy — expanding access to precise, personalized, and incision-free treatment options worldwide.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, the expectations regarding the efficacy of Profound’s technologies for disease conditions requiring MR-Guided ablation procedures for prostate, uterine fibroids, adenomyosis, palliative pain treatment, desmoid tumors, and osteoid osteoma; the extent and timing of Profound’s completion of TULSA-PRO® and Sonalleve® system sales from its qualified sales pipeline; Profound’s expectations for future revenues/financial results; and the success of Profound’s commercialization strategy and activities for TULSA-PRO and Sonalleve. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "is expected", "expects", "scheduled", "intends", "contemplates", "anticipates", "believes", "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with U.S. and Canadian securities regulators, available at www.sedarplus.com and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

Financial Outlook

This press release contains a financial outlook within the meaning of applicable securities laws. The financial outlook has been prepared by management of the Company to provide an outlook for the Company’s forecasted revenue for the 12 months to be ended December 31, 2026, and may not be appropriate for any other purpose. The financial outlook has been prepared based on a number of assumptions, including the assumptions discussed under the heading “Forward-Looking Statements” herein. The actual results of the Company’s operations for any period may vary from the amounts set forth in these projections, and such variations may be material. The Company and its management believe that the financial outlook has been prepared on a reasonable basis. However, because this information is highly subjective and subject to numerous risks, including the risks discussed under the heading “Forward-Looking Statements” herein, it should not be relied on as necessarily indicative of future results.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849

Profound Medical Corp. CONDENSED CONSOLIDATED BALANCE SHEETS (USD in thousands, except per share data) (unaudited)

	June 30, 2026 $	December 31, 2025 $

Assets

Current assets:
Cash	38,271	59,723
Trade and other receivables, net	9,614	7,200
Inventory	10,456	8,238
Prepaid expenses and deposits	523	928
Total current assets	58,864	76,089

Trade and other receivables, net	-	300
Property and equipment, net	556	698
Intangible assets, net	121	138
Right-of-use assets, net	2,763	184
Deferred tax assets, net	81	66
Total assets	62,385	77,475

Liabilities

Current liabilities:
Accounts payable	955	1,563
Accrued expenses and other current liabilities	3,127	3,815
Deferred revenue	342	445
Long-term debt	4,507	-
Lease liabilities	119	213
Income tax payable	63	39
Total current liabilities	9,113	6,075

Deferred revenue	618	388
Long-term debt	-	4,499
Lease liabilities	2,754	-
Other non-current liabilities	92	79
Total liabilities	12,577	11,041

Shareholders’ equity

Common shares, no par value, unlimited shares authorized, 36,532,594 and 36,293,640 issued and outstanding at June 30, 2026 and December 31, 2025, respectively	325,383	323,839
Additional paid-in capital	25,688	25,310
Accumulated other comprehensive income	3,070	5,025
Accumulated deficit	(304,333)	(287,740)
Total shareholders’ equity	49,808	66,434

Total liabilities and shareholders’ equity	62,385	77,475

Profound Medical Corp. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (USD in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026 $	2025 $	2026 $	2025 $

Revenue
Recurring - non-capital	1,612	1,561	4,086	3,362
Capital equipment	871	650	3,734	1,470
	2,483	2,211	7,820	4,832
Cost of sales	536	593	2,041	1,361
Gross profit	1,947	1,618	5,779	3,471

Operating expenses
Research and development	5,654	6,098	10,916	10,906
Selling, general and administrative	7,359	9,326	13,950	17,537
Total operating expenses	13,013	15,424	24,866	28,443

Operating loss	11,066	13,806	19,087	24,972

Other (income) expenses
Net finance income	(336)	(343)	(713)	(788)
Net foreign exchange (gain) loss	(1,245)	2,168	(1,861)	2,130
Total other (income) expenses	(1,581)	1,825	(2,574)	1,342

Net loss before income taxes	9,485	15,631	16,513	26,314

Income tax expense	68	78	95	119
Deferred tax recovery	(13)	(14)	(15)	(14)
Total income tax expense	55	64	80	105

Net loss attributed to shareholders for the period	9,540	15,695	16,593	26,419

Other comprehensive (income) loss
Item that may be reclassified to (income) loss
Foreign currency translation adjustment	950	(2,713)	1,955	(2,816)

Net loss and other comprehensive loss for the period	10,490	12,982	18,548	23,603

Loss per share
Basic and diluted net loss per common share	0.26	0.52	0.46	0.88
Basic and diluted weighted average common shares outstanding	36,350,665	30,053,142	36,324,393	30,055,047

Profound Medical Corp. CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS (USD in thousands, except per share data) (unaudited)

	Six Months Ended June 30,
	2026 $	2025 $

Cash flows from operating activities
Net loss for the period	(16,593)	(26,419)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	219	218
Amortization of intangible assets	16	86
Non-cash lease expense adjustment	99	(19)
Share-based compensation	1,922	2,440
Interest and accretion expense	9	51
Changes in operating assets and liabilities:
Trade and other receivables	(2,473)	2,449
Inventory	(2,686)	(2,723)
Prepaid expenses and deposits	384	1,042
Accounts payable, accrued expenses and other liabilities	(991)	545
Deferred revenue	164	317
Income taxes payable	27	-
Deferred tax assets	(18)	(14)
Net cash used in operating activities	(19,921)	(22,027)

Cash flows from financing activities
Repayments of long-term debt	-	(290)
Net cash provided by (used in) financing activities	-	(290)

Net increase (decrease) in cash	(19,921)	(22,317)
Effect of exchange rate changes on cash	(1,531)	2,600
Cash, beginning of period	59,723	54,912
Cash, end of period	38,271	35,195